EXHIBIT 5.1
[LETTERHEAD OF CAIRNCROSS & HEMPELMANN, P.S.]
March 16, 2009
Jones Soda Co.
234 Ninth Avenue North
Seattle, Washington 98109

Re:	Registration Statement on Form S-8 of Shares of Common Stock of Jones Soda Co.
Ladies and Gentlemen:
     We have acted as counsel to Jones Soda Co., a Washington corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), which the Company is filing with the Securities and Exchange Commission with respect to an additional 750,000 shares of common stock, without par value, issued or issuable upon exercise of options or grants of restricted stock under the Company’s 2002 Stock Option and Restricted Stock Plan (the “2002 Plan”).
     We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed relevant and necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.
     Based upon and subject to the foregoing, we are of the opinion that the additional 750,000 shares of common stock that are issued or may be issued pursuant to the 2002 Plan have been duly authorized and that, upon the sale and issuance thereof by the Company in accordance with the terms of the 2002 Plan and the receipt of consideration therefor in accordance with the terms of the 2002 Plan, such shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ CAIRNCROSS & HEMPELMANN, P.S.